Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact:	Finance Contacts:
December 17, 2004	Don Olsen	Kimo Esplin
	(281) 791-4175	John Heskett
(801) 584-5700

HUNTSMAN INTERNATIONAL ANNOUNCES

COMPLETION OF OFFERING OF SENIOR SUBORDINATED NOTES

Salt Lake City, UT—Huntsman International LLC announced today that it has completed the offering of $175 million 7 3/8% senior subordinated notes due 2015 and €135 million 7 1/2% senior subordinated notes due 2015. The company intends to use all of the net proceeds to redeem part of its outstanding 10 1/8% senior subordinated notes due 2009. The company has called $231 million and €77 million of the 10 1/8% notes for redemption on December 31, 2004 and $2,947,000 and €982,000 of the 10 1/8% notes for redemption on January 3, 2005. The completion of the offering has satisfied the condition to these redemptions.

The offering was made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933 and outside the United States in accordance with Regulation S under the Securities Act. The securities offered have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.